Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-13962, 333-127943, 333-140955, 333-183891, 333-183892, 333-183893, 333-188826, 333-188827 and 333-208647 on Form S-8 and Registration Statement No. 333-229800 on Form F-10 of our reports dated February 18, 2021, relating to the financial statements of Canadian Pacific Railway Limited (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Deloitte LLP

Chartered Professional Accountants
Calgary, Canada
February 18, 2021